Exhibit 4.2

COMMON STOCK PURCHASE WARRANT

THIS COMMON STOCK PURCHASE WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS COMMON STOCK PURCHASE WARRANT, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (C) IF REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SPEEDEMISSIONS, INC.

COMMON STOCK PURCHASE WARRANT

Number of shares:	4,000,000	Holder:	GCA Strategic Investment Fund Limited Mechanics Building 12 Church Street Hamilton, Bermuda HM11
Expiration Date:	November 11, 2015
Purchase Price Per Share:	$0.50

For identification only. The governing terms of this Warrant are set forth below.

Speedemissions, Inc., a Flordia corporation (the “Company”), hereby certifies that, for value received, GCA Strategic Investment Fund Limited or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time after the date hereof and prior to the fifth anniversary hereof (the “Exercise Period”), at the Purchase Price hereinafter set forth, Four Million (4,000,000) shares of the fully paid and nonassessable shares of common stock of the Company, no par value per share (the “Common Stock”). The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.

The purchase price per share of Common Stock issuable upon exercise of this Warrant (the “Purchase Price”) shall initially be equal to $0.50; provided, however, that the Purchase Price shall be adjusted from time to time as provided herein.

Capitalized terms used herein not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall include Speedemissions, Inc. and any corporation that shall succeed or assume the obligations of such corporation hereunder.

(b) The term “Common Stock” includes (a) the Company’s common stock, no par value per share, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the Holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the Holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency) and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) that the Holder of this Warrant at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or that at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

1.	Exercise of Warrant.

1.1	Method of Exercise.

(a) This Warrant may be exercised in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time during the Exercise Period by the Holder hereof by delivery of a notice of exercise (a “Notice of Exercise”) substantially in the form attached hereto as Exhibit A via facsimile to the Company. Promptly thereafter the Holder shall surrender this Warrant (if the entire amount of the Warrant is subject to the Notice of Exercise) to the Company at its principal office via overnight delivery service, accompanied by payment of the Purchase Price multiplied by the number of shares of Common Stock for which this Warrant is being exercised (the “Exercise Price”). Payment of the Exercise Price shall be made, at the option of the Holder, (i) by check or bank draft payable to the order of the Company, or (ii) by wire transfer to the account of the Company. Upon exercise, the Holder shall be entitled to receive within three Trading Days of the Exercise Date (as defined herein), one or more certificates, issued in the Holder’s name or in such name or names as the Holder may direct, subject to the limitations on transfer contained herein, for the number of shares of Common Stock so purchased. The shares of Common Stock so purchased shall be deemed to be issued as of the close of business on the date on which the Company shall have received from the Holder payment in full of the Exercise Price (the “Exercise Date”).

(b) Upon exercise of a portion of this Warrant in accordance with the terms hereof, records showing the amount so exercised and the date of exercise shall be maintained on a ledger substantially in the form of Annex B attached hereto (an originally signed and executed copy of which shall be delivered to the Company with each Notice of Exercise). The Company shall maintain the originally signed and executed ledger and the Holder shall maintain a copy thereof. Upon execution of the exercise of the Warrants contemplated by the Notice of Exercise, the Company shall deliver to the Holder a copy of Annex B signed and executed by the Company, and the Holder shall deliver to the Company a copy of Annex B signed by the Holder. It is specifically contemplated that the Company shall act as the calculation agent for all exercises of this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following an exercise of a portion of this Warrant, the number of shares of Common Stock represented by this Warrant will be the amount indicated on Annex B attached hereto (which may be less than the amount stated on the face hereof).

(c) In the event there is a dispute as to the number of shares of Common Stock the Holder is entitled to receive upon exercise of this Warrant, the Company shall issue to the Holder the number of shares not in dispute and the Company and the Holder will use their best efforts to resolve such dispute within one Business Day following the receipt of a Notice of Exercise. If such dispute cannot be resolved within such one-day period, the Company and the Holder shall submit the dispute to an independent accountant mutually agreed upon by the Company and the Holder to make a final and binding determination of the number of shares owed to the Holder. The Company shall issue shares of Common Stock owed to Holder as a result of the resolution of the dispute within two Business Days following the receipt of the accountant’s independent determination.

1.2 Regulation D Restrictions. The Holder hereof represents and warrants to the Company that it has acquired this Warrant and anticipates acquiring the shares of Common Stock issuable upon exercise of the Warrant solely for its own account for investment purposes and not with a view to or for resale of such securities unless such resale has been registered with the Commission or an applicable exemption is available therefor and provided that the Holder shall have furnished to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

1.3 Company Acknowledgment. The Company will, at the time of the exercise of this Warrant, upon request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder the registration rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of a Registration Rights Agreement dated the date hereof (the “Registration Rights Agreement”).

1.4 Exercise. Notwithstanding the rights of the Holder to exercise all or a portion of this Warrant as described herein, such exercise rights shall be limited, solely to the extent set forth in the Purchase Agreement as if such provisions were specifically set forth herein; provided, however, the Holder shall be required to exercise all or any remaining portion of this Warrant in the event the Common Stock of the Company trades at or above $2.50 for twenty (20) consecutive trading days as reported by Bloomberg, L.P.

2. Delivery of Stock Certificates, etc., on Exercise. As soon as practicable after the exercise of this Warrant, and in any event within three (3) Business Days thereafter, the Company at its expense (including the payment by it of any applicable issue, stamp or transfer taxes) will cause to be issued in the name of and delivered to the Holder thereof, or, to the extent permissible hereunder, to such other person as such Holder may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then applicable Purchase Price, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

3. Adjustment for Extraordinary Events. The Purchase Price to be paid by the Holder upon exercise of this Warrant, and the consideration to be received upon exercise of this Warrant, shall be adjusted in case at any time or from time to time pursuant to Section 2 of the Note dated November 2 2010, as if such provisions were specifically set forth herein.

4. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and unassessable shares of stock on the exercise of this Warrant, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of this Warrant.

5. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of this Warrant, the Company will promptly cause its principal financial officer to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such issue or sale and as adjusted and readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of this Warrant, and will, on the written request at any time of the Holder of this Warrant, furnish to such Holder a like certificate setting forth the Purchase Price at the time in effect and showing how it was calculated.

6.	Notices of Record Date, etc.

In the event of

(a) any taking by the Company of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other Person, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the Holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any action is to be taken.

7. Reservation of Stock, etc. Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of this Warrant.

8. Exchange of Warrant. On surrender for exchange of this Warrant, properly endorsed and in compliance with the restrictions on transfer set forth in the legend on the face of this Warrant, to the Company, the Company at its expense will issue and deliver to or on the order of the Holder thereof a new Warrant of like tenor, in the name of such Holder or as such Holder (on payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered or for such lesser number of shares of Common Stock as may be reflected on the Warrant Exercise Ledger attached as Annex B.

9. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10. Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

11. Negotiability, etc.. This Warrant is issued upon the following terms, to all of which each Holder or owner hereof by the taking hereof consents and agrees:

(a) until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary; and

(b) this Warrant may not be sold, transferred or assigned except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom.

12. Registration Rights. The Company is obligated to register the shares of Common Stock issuable upon exercise of this Warrant in accordance with the terms of the Registration Rights Agreement.

13.	Certain Adjustments and Redemption

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines

(including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)	[RESERVED]

c) Subsequent Rights Offerings. If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP on the record date mentioned below, then, the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (other than those transactions previously disclosed and contemplated in the SEC Reports as of the date of the Purchase Agreement), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Warrant, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f) Redemption. Upon occurrence of the events described in Section 2 of the Purchase Agreement, the Company, at the request of Holder, shall redeem all outstanding Warrants that remain unexercised at a redemption price equal to the greater of (x) an appraised value of the Warrants, as determined by Black Sholes, on the date they are called for redemption and (y) the number of Warrants being redeemed multiplied by the excess of (A) the Market Price of the Common Shares over (B) the exercise price of the Warrants. “Market Price” shall mean the volume weighted average sales price as reported by Bloomberg, L.P. for the three consecutive trading days immediately prior to the date that the Warrants are called for redemption.

14. Notices, etc.. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company any address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

15. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware. The headings in this Warrant are for the purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[Signature Page Follows]

DATED as of November 11, 2010.

SPEEDEMISSIONS, INC.

By:	/s/ Rich Parlontieri
Name: Rich Parlontieri
Title: President

[Corporate Seal]

Attest:

By:	/s/ Michael Shanahan
Secretary

EXHIBIT A

FORM OF NOTICE EXERCISE - WARRANT

(To be executed only upon exercise

of the Warrant in whole or in part)

To __________________________________________

The undersigned registered Holder of the accompanying Warrant, hereby exercises such Warrant or portion thereof for, and purchases thereunder,             1 shares of Common Stock (as defined in such Warrant) and herewith makes payment therefor in the amount and manner set forth below, as of the date written below. The undersigned requests that the certificates for such shares of Common Stock be issued in the name of, and delivered to,                                  whose address is                                 .

The Exercise Price is paid as follows:

☐	Certified Bank draft payable to the Company in the amount of $ .
☐	Wire transfer to the account of the Company in the amount of $ .

Upon exercise pursuant to this Notice of Exercise, the Holder will be in compliance with the Limitation on Exercise (as defined in the Securities Purchase Agreement pursuant to which this Warrant was issued).

The Holder of the shares of Common Stock received upon exercise of the Warrant (the “Common Shares”), covenants and agrees that the Common Shares are being acquired as an investment and not with a view to the distribution thereof in violation of the Securities Act and that the Common Shares may not be transferred, sold, assigned, hypothecated or otherwise disposed of, in whole or in part except as provided in the legend on the first page of this Warrant and provided that the Holder shall have furnished the Company an opinion of counsel in form and substance reasonably acceptable to the Company to the effect that such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws.*

Date:_________________________________________	______________________________________________
(Name must conform to name of Holder as
specified on the face of the Warrant)

By:___________________________________________
Name:_______________________________________
Title:________________________________________

Address of Holder: ___________________________
__________________________________
__________________________________
Date of exercise:_________________________________________

[1]

Insert the number of shares of Common Stock as to which the accompanying Warrant is being exercised. In the case of a partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of the accompanying Warrant, to the Holder surrendering the same.

ANNEX B

WARRANT EXERCISE LEDGER

Date	Original Number of Warrants	Warrants Exercised	Exercise Price Paid	New Balance of Warrants	Issuer Initials	Holder Initials

SPEEDEMISSIONS, INC.	HOLDER:

By:	By:
Name:	Name:
Title:	Title: